Exhibit 99.1

         ADVANCIS PHARMACEUTICAL REPORTS SECOND QUARTER 2005 RESULTS

                PAR TERMINATES AMOXICILLIN PULSYS COLLABORATION;
                 COMPANY ENDS QUARTER WITH MORE THAN $40 MILLION
                             OF CASH AND SECURITIES

    GERMANTOWN, Md., Aug. 4 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended June 30, 2005.

    Advancis reported second quarter 2005 revenue of $3.2 million, resulting from amortization of payments and reimbursed development costs under the Company's collaborative agreement with Par Pharmaceutical Companies, Inc. (Par), and from product sales of the antibiotic Keflex(R). The Company reported revenue of $4.6 million in the first quarter of 2005 and $0.9 million in the second quarter of 2004. Revenue during the first six months of 2005 was $7.8 million, up from $1.2 million in revenue during the first six months of 2004.

    Advancis reported research and development (R&D) expenses in the second quarter of $10.2 million, down from first quarter R&D expenses of $13.2 million and up from second quarter 2004 R&D expenses of $6.4 million. Total expenses for the second quarter of 2005 were $12.8 million, down from $16.1 million in the first quarter of 2005 and up from $9.5 million in the second quarter of 2004.

    Net loss was $9.3 million for the second quarter of 2005, compared to a net loss of $11.4 million in the first quarter of 2005 and a net loss of $8.5 million in the second quarter of 2004. For the first six months of 2005, net loss was $20.7 million, compared to a net loss of $19.1 million in the first six months of 2004.

    Net loss per share applicable to common stockholders during the second quarter of 2005 declined to ($0.34), from a net loss per share of ($0.50) in the prior quarter, and a net loss per share of ($0.37) in the comparable quarter of last year. During the first six months of 2005, net loss per share applicable to common stockholders was ($0.82) compared to a net loss per share of ($0.84) in the first six months of 2004.

    "We are continuing the analysis of our recently completed Phase III clinical trials of our Amoxicillin PULSYS products for pharyngitis/tonsillitis," stated Edward M. Rudnic, Ph.D., chairman, president and CEO of Advancis. "In particular, we are studying whether there is an opportunity to conduct redesigned clinical trials for amoxicillin products utilizing our proprietary PULSYS technology that could include higher dosages or longer treatment periods. In addition, our recent actions to reduce expenses are expected to preserve cash and provide us greater flexibility in the design and implementation of future operations."

    OPERATIONAL HIGHLIGHTS

    Amoxicillin PULSYS
    On June 15, 2005, Advancis announced that it failed to achieve its primary and secondary endpoints in its adolescent and adult pivotal trial for a once-daily pulsatile tablet form of amoxicillin. The study enrolled 510 patients in a double-blind, double-dummy, non-inferiority Phase III trial and was conducted at 64 investigator sites across the country. Microbiological eradication at the post-therapy test-of-cure visit in the per-protocol population was 76.6 percent (131/171) of patients with Amoxicillin PULSYS and 88.5 percent (161/182) with penicillin.

    On July 21, 2005, Advancis announced that the Company's Phase III trial for Amoxicillin PULSYS in a "sprinkle" formulation for pediatric patients also failed its primary and secondary endpoints. This study enrolled 579 pediatric patients in an investigator-blind, non-inferiority Phase III trial for a once-daily pulsatile form of amoxicillin. The study was conducted at 77 investigator sites across the country and Amoxicillin PULSYS achieved microbiological eradication in 65.3 percent of the per protocol pediatric patients versus 68.0 percent for the penicillin comparator group.

    Advancis will review the full pediatric and adult data over the coming weeks and evaluate what steps may be taken to improve future outcomes of any new Amoxicillin PULSYS trials. The Company believes a positive result of the analysis could support additional clinical trials as early as late 2005 and early 2006. Assuming successful completion of such trials, the Company believes that a potential NDA filing, if any, for such amoxicillin products would not be able to occur until late 2006 at the earliest.

    On August 3, 2005, Advancis was notified by its partner Par that Par decided to terminate the companies' Amoxicillin PULSYS collaboration agreement. Advancis received the $4.75 million R&D reimbursement payment due in the third quarter of 2005 and expects no further payments under the collaboration. Under certain circumstances, the termination clauses of the agreement may entitle Par to receive a share of net profits up to one-half of their total $23 million investment in the development of certain Amoxicillin PULSYS products, should a product covered by the agreement be successfully commercialized.

    Product Sales -- Keflex(R) (cephalexin capsules, USP)
    Late in the second quarter, Advancis launched Keflex(R) Powder for Oral Suspension (cephalexin, USP) in the United States. The launch marks the return of great-tasting Keflex oral suspension to the market, and the product is currently available in two strengths and two bottle sizes. Advancis reported total net Keflex sales of $1.0 million in the second quarter, approximately the same the first quarter of 2005.

    Advancis has an ongoing preclinical research program for a once-a-day Keflex product utilizing the Company's proprietary PULSYS(TM) technology. The Keflex product candidate is designed to increase the convenience of cephalexin therapy, which is currently dosed two to four times daily for a period of seven to 14 days.

    Workforce Reduction
    On July 29, 2005, Advancis announced the elimination of 33 positions as part of an initiative to reduce operating expenses. The workforce reduction was effected across all functional business areas and managerial levels and resulted in the Company's workforce being reduced to a total of 54 employees.

    Advancis believes these changes will result in a net annual spending reduction of approximately $4.1 million. The Company anticipates recording restructuring charges of approximately $3.3 million in the third quarter of 2005, resulting primarily from severance and other termination costs.

    FINANCIAL DETAILS

    * Total revenue was $3.2 million in the second quarter of 2005, resulting from $1.0 million in net Keflex sales, recognition of $0.3 million from the upfront payment under the Company's collaboration with Par on Amoxicillin PULSYS, and $1.9 million in reimbursed R&D expenses from Par. Advancis revenue totaled $4.6 million in the prior quarter and totaled $0.9 million in the second quarter of 2004. Lower revenue in the second quarter compared to the previous quarter resulted from a sequential decrease in reimbursed R&D expenses resulting from the timing variation of clinical trial expenses. Total revenue during the first six months of 2005 was $7.8 million, up from $1.2 million in the first six months of 2004, resulting from increased reimbursed R&D expenses from Par and from the addition of Keflex product sales in the first half of 2005.

    * Operating expenses. Second quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $10.2 million. Also included in the quarter's R&D expenses were $1.3 million of manufacturing-related development costs incurred in connection with the preparation for amoxicillin product manufacturing at Clonmel Healthcare.

      Second quarter R&D expenses of $10.2 million compared to $13.2 million in R&D expenses in the previous quarter and $6.4 million in the second quarter of 2004. Lower R&D expenses in the second quarter versus the first quarter resulted from decreased costs associated with the Company's Phase III trials for Amoxicillin PULSYS.

      Selling, general and administrative (SG&A) expenses totaled $2.4 million in the second quarter of 2005, compared to $2.8 million in the first quarter of 2005, and $3.1 million in the second quarter of 2004. Lower SG&A expenses were mainly due to a decrease in stock-based compensation expense.

    * Net loss for the second quarter of 2005 was $9.3 million, down from a net loss of $11.4 million in the first quarter of 2005, but up from $8.5 million in the second quarter of 2004. Decreased net loss during the second quarter versus the prior quarter was primarily attributable to a decrease in the Company's research and development expenses as described above.

    * Net loss per share for the second quarter of 2005 was ($0.34), down from a loss per share of ($0.50) in the prior quarter and ($0.37) in the second quarter of 2004. Per share figures were computed on the basis of an average of 27.5 million shares outstanding in the second quarter of 2005 and 22.7 million shares outstanding in the first quarter of 2005 and the second quarter of 2004.

    * Cash and marketable securities increased by $18.1 million during the second quarter. Changes were composed of $25.8 million in proceeds from the sale of common stock, an increase of $2.6 million in net deferred revenue, and $0.2 million from working capital changes and other items; offset by $9.6 million of operating losses, $0.6 million for fixed asset additions and $0.3 million in net loan payments.

    * $27.25 Million Private Placement of Common Equity during the second quarter. On April 26, 2005, Advancis sold 6.8 million newly issued shares through a private placement of common stock and warrants priced at $3.98, equal to closing price on April 25, 2005. Investors also received five-year warrants to purchase approximately 2.4 million shares of common stock at an exercise price of $4.78 per share. The financing closed on May 9, 2005, and was subsequently approved by Advancis shareholders at a special meeting of stockholders on June 21, 2005.

    * The Balance Sheet at the end of the second quarter of 2005 reflected $40.3 million of unrestricted cash, cash equivalents and marketable securities, compared to $22.3 million as of March 31, 2005, and $30.1 million as of December 31, 2004. Following the quarter-end, Advancis received a $4.75 million R&D reimbursement payment under its Amoxicillin PULSYS collaboration agreement with Par.

    FINANCIAL GUIDANCE
    As previously discussed, Advancis is currently evaluating the results of its recently completed Phase III trials with the intent to reach a conclusion regarding the future of its Amoxicillin PULSYS development program. The Company is also currently considering how to maximize the future value of its Keflex franchise.

    Each of these outstanding matters is expected to have significant implications for the Company's anticipated level of future spending and its capital available to fund future operations. Advancis anticipates resolving these outstanding issues by the end of the third quarter and hopes to provide updated financial guidance for the remainder of 2005 at that time. Pending resolution of these issues, our previously-issued financial guidance is withdrawn.

    CONFERENCE CALL
    The Company has scheduled a conference call for today, Thursday, August 4, 2005 at 10:30 AM ET. During the call, Dr. Edward Rudnic, chairman, president and CEO, Steve Shallcross, senior vice president and CFO will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on August 4, 2005 beginning at 12:30 PM ET and will be accessible until Thursday, August 11, 2005 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 8358535.

    The conference call will also be broadcast simultaneously on the Company's website, http://www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:
    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

    About Keflex:
    Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.advancispharm.com/products/keflex.

    This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding expected milestone or expense reimbursement payments; Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for the full year of 2005 and thereafter included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner with favorable results,
(5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy and reach its sales goals, (11) successfully attract and retain collaborative partners and have its partners fulfill their obligations, (12) implement its workforce reduction, and (13) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                       Three Months Ended June 30,        Six Months Ended June 30,
                     -------------------------------   -------------------------------
                           2005            2004             2005             2004
                     --------------   --------------   --------------   --------------
Revenues:
 Product sales       $    1,030,479   $            -   $    2,030,354   $            -
 Contract revenue           285,087          451,389          701,754          763,889
 Reimbursement of
  development
  costs                   1,885,273          403,065        5,095,387          403,065
    Total revenue         3,200,839          854,454        7,827,495        1,166,954

Cost and expenses:
  Cost of product
   sales                    102,746                -          178,777                -
  Research and
   development           10,228,995        6,415,037       23,468,640       14,304,860
  General and
   administrative         2,424,855        3,086,198        5,254,417        6,319,801
    Total
     expenses            12,756,596        9,501,235       28,901,834       20,624,661

Loss from
 operations              (9,555,757)      (8,646,781)     (21,074,339)     (19,457,707)

Interest income             274,336          195,270          436,414          409,687
Interest expense            (31,411)         (38,641)         (63,510)         (62,932)

Net loss             $   (9,312,832)  $   (8,490,152)  $  (20,701,435)  $  (19,110,952)

Basic and diluted
 net loss per
 share applicable
 to common
 stockholders        $        (0.34)  $        (0.37)  $        (0.82)  $        (0.84)

Shares used in
 calculation of
 basic and
 diluted net
 loss per share          27,519,395       22,685,258       25,146,631       22,675,743

                       ADVANCIS PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS
                                   (Unaudited)

                                             June 30,       December 31,
                                               2005             2004
                                          --------------   --------------
ASSETS
  Current assets:
    Cash and cash equivalents             $   29,628,208   $   10,395,757
    Marketable securities                     10,716,550       19,656,180
    Accounts receivable                          323,151          206,001
    Inventories                                  399,126          179,738
    Prepaid expenses and other
     current assets                              699,933        1,044,389
      Total current assets                    41,766,968       31,482,065

  Property and equipment, net                 15,985,520       16,524,342
  Restricted cash                              1,923,340        1,913,314
  Deposits                                       388,947          264,125
  Notes receivable                               121,500          121,500
  Intangible assets, net                      10,113,841       10,692,679
      Total assets                        $   70,300,116   $   60,998,025

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                      $    2,661,394   $    3,886,563
    Accrued expenses                           5,460,499        4,161,000
    Lines of credit -- current portion           978,019        1,009,975
    Deferred contract revenue                  2,206,970        2,552,357
      Total current liabilities               11,306,882       11,609,895

  Lines of credit -- noncurrent portion        1,013,246        1,492,412
  Note payable                                    75,000           75,000
  Deferred contract revenue                   10,909,357        6,861,111
  Deferred rent and credit on lease
   concession                                  1,259,118        1,221,228
      Total liabilities                       24,563,603       21,259,646

  Stockholders' equity:
    Preferred stock, undesignated                      -                -
    Common stock, par value                      296,280          227,067
    Capital in excess of par value           145,924,998      120,315,949
    Deferred stock-based compensation         (1,630,159)      (2,607,247)
    Accumulated deficit                      (98,808,166)     (78,106,731)
    Accumulated other comprehensive
     income (loss)                               (46,440)         (90,659)
      Total stockholders' equity              45,736,513       39,738,379

      Total liabilities and
       stockholders' equity               $   70,300,116   $   60,998,025

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                              Six Months Ended June 30,
                                           -------------------------------
                                                2005             2004
                                           --------------   --------------
Cash flows from operating activities:
 Net loss                                  $  (20,701,435)  $  (19,110,952)
 Adjustments to reconcile net income
  to net cash used in operating
  activities:
   Depreciation and amortization                2,034,447          805,317
   Stock-based compensation                       840,324        2,649,371
   Deferred rent and credit on lease
    concession                                     37,890           54,341
   Amortization of premium on
    marketable securities                         278,849          844,184
   Changes in:
     Accounts receivable                         (117,150)       2,193,870
     Inventories                                 (219,388)               -
     Prepaid expenses and other
      current assets                              344,456          118,104
     Deposits other than on property
      and equipment                              (100,000)               -
     Accounts payable                          (1,225,169)      (1,116,383)
     Accrued expenses                           1,780,825          940,694
     Deferred contract revenue                  3,702,859        4,639,176
       Net cash used in operating
        activities                            (13,343,492)      (7,982,278)

Cash flows from investing activities:
 Purchase of Keflex intangible assets                   -      (11,205,517)
 Purchase of marketable securities                      -      (19,051,683)
 Sale of marketable securities                  8,705,000       13,202,164
 Purchases of property and equipment           (1,373,976)      (3,590,131)
 Deposits on property and equipment               (24,822)        (296,510)
 Restricted cash                                  (10,026)         (11,136)
       Net cash used in investing
        activities                              7,296,176      (20,952,813)

Cash flows from financing activities:
 Proceeds from lines of credit                          -          807,249
 Payments on lines of credit                     (511,122)        (606,006)
 Proceeds from private placement of
  common stock, net of issuance expenses       25,770,184                -
 Proceeds from exercise of common
  stock options                                    20,705            5,625
       Net cash provided by financing
        activities                             25,279,767          206,868

Net increase (decrease) in cash and
 cash equivalents                              19,232,451      (28,728,223)

Cash and cash equivalents, beginning
 of period                                     10,395,757       37,450,490

Cash and cash equivalents, end of
 period                                    $   29,628,208   $    8,722,267

SOURCE  Advancis Pharmaceutical Corporation
    -0-                             08/04/2005
    /CONTACT: Steve Shallcross, Senior Vice President & CFO, +1-301-944-6590, sshallcross@advancispharm.com, or Bob Bannon, Senior Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www.advancispharm.com/

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